EXHIBIT 99.1
Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2020 Results

•Revenues: $3.24 billion, year-over-year growth of 14.4%
•Diluted Earnings per Share: $1.13; Non-GAAP Diluted Earnings per Share: $1.47
•Net Bookings: $4.3 billion (book-to-bill ratio of 1.3)
•Cash Flows from Operations: $592 million

RESTON, Va., November 2, 2020 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the third quarter of fiscal year 2020.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “Leidos’ third quarter results reflect the hard work and dedication of our employees and close collaboration with our customers as we provided continuity of operations while accelerating our pandemic response plan. This is evidenced by record revenue, solid margins, record backlog and record operational cash generation in the recent quarter. While challenges still remain, we are pleased with the growth and margin trajectory as we enter the fourth quarter and beyond.”
Summary Results
Revenues for the quarter were $3.24 billion, compared to $2.84 billion in the prior year quarter, reflecting a 14.4% increase. Revenues for the quarter included $302 million and $74 million related to the acquisitions of Dynetics, Inc. ("Dynetics") and L3Harris Technologies' security detection and automation businesses (the "SD&A Businesses"), respectively.
Operating income for the quarter was $258 million, compared to $249 million in the prior year quarter, reflecting a 3.6% increase. Operating income margin decreased to 8.0% from 8.8% in the prior year quarter. Non-GAAP operating income margin for the quarter was 10.0%, compared to 10.4% in the prior year quarter, primarily attributable to a $54 million recovery recognized in the prior year quarter related to the receipt of the Greek arbitration award.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.13, compared to $1.11 in the prior year quarter. Non-GAAP diluted EPS for the quarter was $1.47, compared to $1.36 in the prior year quarter. The weighted average diluted share count for the quarter was 144 million compared to 145 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1,951 million increased by $357 million, or 22.4%, compared to the prior year quarter. The revenue increase was primarily attributable to $302 million of revenues related to the acquisition of Dynetics and program wins, partially offset by the completion of certain contracts and reduced volume on certain contracts due to negative impacts related to the coronavirus pandemic ("COVID-19").
Defense Solutions operating income margin for the quarter was 7.4%, compared to 6.7% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 8.8%, compared to 7.7% in the prior year quarter. The increase in margin was primarily attributable to higher margins on program wins and lower indirect expenditures.
Civil
Civil revenues for the quarter of $771 million increased by $38 million, or 5.2%, compared to the prior year quarter. The revenue increase was primarily attributable to $74 million of revenues related to the acquisition of the SD&A Businesses and program wins, partially offset by the completion of certain contracts, prior year upfront lease revenue recognized on certain programs and reduced volume on certain contracts due to negative impacts related to COVID-19.

Civil operating income margin for the quarter was 7.0%, compared to 5.9% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 10.5%, compared to 8.3% in the prior year quarter, primarily attributable to improved performance on certain programs and a decrease in bad debt expense.
Health
Health revenues for the quarter of $520 million increased by $12 million, or 2.4%, compared to the prior year quarter. The revenue increase was primarily attributable to a net increase in volumes on certain programs and program wins. This was partially offset by the impact from the sale of our health staff augmentation business in the third quarter of fiscal 2019.
Health operating income margin for the quarter was 14.4%, compared to 12.4% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 16.3%, compared to 14.8% in the prior year quarter, primarily attributable to lower expenditures on certain programs and the impact from the sale of our health staff augmentation business in the third quarter of fiscal 2019.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $592 million compared to $349 million in the prior year quarter. The increase in cash inflows was primarily due to the timing of payroll payments and higher advance payments from customers in the current year quarter.
Net cash used in investing activities for the quarter was $15 million compared to $102 million in the prior year quarter. The decrease in cash outflows was primarily due to cash paid related to the acquisition of IMX Medical Management Services, Inc. in the prior year quarter, partially offset by net proceeds received for the divestiture of our health staff augmentation business in the prior year quarter.
Net cash used in financing activities for the quarter was $517 million compared to $204 million in the prior year quarter. The increase in cash outflows was primarily due to the early repayment of our $450 million senior unsecured notes in the current quarter and the timing of dividend payments, partially offset by stock repurchases in the prior year quarter.
As of October 2, 2020, we had $512 million in cash and cash equivalents and $4.5 billion of debt.
New Business Awards
Net bookings totaled $4.3 billion in the quarter, representing a book-to-bill ratio of 1.3.
Notable recent awards received include:
•U.S. Intelligence Community: The Company was awarded contracts valued at $445 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.
•U.S. Army Saturn Arch Aircraft Operations, Sustainment and Integration Support: The Company was awarded a follow-on contract by the Army Contracting Command – Redstone Arsenal, Ala. to provide the full spectrum of turnkey ground and flight operations for the Saturn Arch aircraft in Outside the Contiguous United States ("OCONUS") contingency environments. Through the contract, Leidos will leverage the airborne solution operation’s deep expertise in specialized systems to provide aircraft engineering, design, fabrication, modification and installation of DHC-8 aerial intelligence, surveillance, and reconnaissance capabilities. The sole source, cost-plus-fixed-fee contract has a total estimated value of $306 million and includes a one-year base period of performance followed by two one-year option periods with a six-month extension.

•Federal Aviation Administration Enterprise Information Display System Design: The Company was awarded a prime contract by the Federal Aviation Administration to design and develop a system to provide real-time access to essential weather, aeronautical, and National Airspace System ("NAS") information through a common, NAS-wide Enterprise - Information Display System ("E-IDS"). Through the contract, Leidos will perform the critical activities required to deliver E-IDS, including: program management, systems engineering, design and development, system test and evaluation, training, production and site implementation. The single award contract holds an approximate value of $292 million. It includes a four-year base period of performance and eleven one-year option periods.
Backlog at the end of the quarter was $31.7 billion, of which $6.8 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is revising its fiscal year 2020 guidance as follows:
•Revenues of $12.3 billion to $12.5 billion, from $12.2 billion to $12.6 billion;
•Adjusted EBITDA margins of 10.6% to 10.8%, from 10.0% to 10.2%;
•Non-GAAP diluted EPS of $5.65 to $5.85, from $5.25 to $5.55; and
•Cash flows provided by operating activities at or above $1.2 billion.
The Company's updated forward guidance reflects the currently expected impacts related to COVID-19.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, acquisition, integration and restructuring costs, amortization of equity method investment, gain on sale of business, acquisition related financing costs, loss on debt modification, asset impairment charges and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
COVID-19
The COVID-19 pandemic is affecting major economic and financial markets, and effectively all industries and governments are facing challenges, which has resulted in a period of business disruption, the length and severity of which cannot be predicted. The pandemic has resulted in significant travel restrictions, government orders to “shelter-in-place”, quarantine restrictions and significant disruption of the financial markets. We have acted to protect the health and safety of our employees, comply with workplace health and safety regulations and work with our customers to minimize disruptions. The pandemic has impacted each of our groups, primarily in access to customer sites, travel restrictions, limitations of remote work and COVID-19 related costs.
Consistent with federal, state and local guidance, we perform work that is essential to support the critical infrastructure of the United States, the Defense Industrial Base and healthcare sector and we continue to operate in support of our customers. We have taken steps to support increased teleworking and safe workplace environments. We have some minor business operations that are not designated as critical infrastructure and therefore have been required to operate in minimal conditions.

For the quarter, COVID-19 adversely impacted revenues by approximately $40 million and had an immaterial impact on operating income, as compared to prior year quarter results. The full extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute on programs in the expected timeframe, will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials and international governments to prevent disease spread, all of which are uncertain and cannot be predicted.
The Coronavirus Aid, Relief and Economic Security Act, which is effective until December 11, 2020, enabled us to defer our federal and some state income tax payments from the second quarter of fiscal year 2020 to the third quarter of fiscal year 2020 and also to defer payment of the employer portion of social security taxes for the balance of fiscal year 2020. For the quarter we deferred $92 million of employer social security tax payments and received $10 million from the Employee Retention Credit.
We have taken measures to protect the health and well-being of our workforce and are working with our customers to minimize the delay and disruption of the award and performance on our contracts. Many of our employees continue to work remotely while our offices remain open with limited capacity.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on November 2, 2020. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13710584.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 38,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $11.09 billion for the fiscal year ended January 3, 2020.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, the impact of COVID-19 and related actions taken to prevent its spread and contract awards. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including but not limited to: the impacts of COVID-19 on our business, financial condition, results of operations and cash flows; changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with the IS&GS Business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure business, which could be negatively affected by our budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of November 2, 2020. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Peter M. Berl	Melissa Lee Dueñas
571.526.7582	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
Revenues	$3,242	$2,835	$9,045	$8,140
Cost of revenues	2,774	2,450	7,799	7,019
Selling, general and administrative expenses	200	177	583	518
Bad debt expense and recoveries	2	(35)	(70)	(35)
Acquisition, integration and restructuring costs	5	—	33	3
Asset impairment charges	—	—	11	—
Equity loss (earnings) of non-consolidated subsidiaries	3	(6)	(10)	(16)
Operating income	258	249	699	651
Non-operating (expense) income:
Interest expense, net	(44)	(28)	(133)	(99)
Other (expense) income, net	—	(7)	(30)	87
Income before income taxes	214	214	536	639
Income tax expense	(51)	(52)	(104)	(150)
Net income	163	162	432	489
Less: net income attributable to non-controlling interest	—	1	1	3
Net income attributable to Leidos common stockholders	$163	$161	$431	$486

Earnings per share:
Basic	$1.15	$1.13	$3.04	$3.38
Diluted	1.13	1.11	2.99	3.33

Weighted average number of common shares outstanding:
Basic	142	143	142	144
Diluted	144	145	144	146

Cash dividends declared per share	$0.34	$0.34	$1.02	$0.98

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	October 2, 2020	January 3, 2020
ASSETS
Cash and cash equivalents	$512	$668
Receivables, net	1,872	1,734
Inventory, net	292	72
Other current assets	523	338
Total current assets	3,199	2,812
Property, plant and equipment, net	577	287
Intangible assets, net	1,335	530
Goodwill	6,158	4,912
Operating lease right-of-use assets, net	581	400
Other assets	435	426
	$12,285	$9,367
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,279	$1,837
Accrued payroll and employee benefits	718	435
Long-term debt, current portion	401	61
Total current liabilities	3,398	2,333
Long-term debt, net of current portion	4,125	2,925
Operating lease liabilities	549	326
Deferred tax liabilities	216	184
Other long-term liabilities	282	182
Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 142 million and 141 million shares issued and outstanding at October 2, 2020 and January 3, 2020, respectively	—	—
Additional paid-in capital	2,624	2,587
Retained earnings	1,180	896
Accumulated other comprehensive loss	(98)	(70)
Total Leidos stockholders’ equity	3,706	3,413
Non-controlling interest	9	4
Total equity	3,715	3,417
	$12,285	$9,367

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	October 2, 2020	September 27, 2019	October 2, 2020	September 27, 2019
Cash flows from operations:
Net income	$163	$162	$432	$489
Adjustments to reconcile net income to net cash provided by operations:
Gain on sale of business	—	—	—	(87)
Depreciation and amortization	82	59	214	174
Stock-based compensation	15	13	45	38
Loss on debt extinguishment	—	—	31	—
Asset impairment charges	—	—	11	—
Deferred income taxes	(1)	16	(2)	29
Bad debt expense	2	19	11	19
Other	2	—	4	3
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(86)	36	140	68
Other current assets and other long-term assets	34	(19)	49	34
Accounts payable and accrued liabilities and other long-term liabilities	255	95	211	93
Accrued payroll and employee benefits	177	(17)	247	(17)
Income taxes receivable/payable	(51)	(15)	(7)	(20)
Net cash provided by operating activities	592	349	1,386	823
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(94)	(2,610)	(94)
Payments for property, equipment and software	(30)	(21)	(120)	(67)
Proceeds from disposition of businesses	—	12	—	183
Net proceeds from sale of assets	10	—	10	96
Other	5	1	6	1
Net cash (used in) provided by investing activities	(15)	(102)	(2,714)	119
Cash flows from financing activities:
Proceeds from debt issuance	—	—	6,225	—
Payments of long-term debt	(477)	(2)	(4,680)	(50)
Payments for debt issuance costs	—	—	(39)	—
Dividend payments	(49)	—	(148)	(101)
Repurchases of stock and other	(1)	(203)	(35)	(430)
Proceeds from issuances of stock	10	1	26	16
Other	—	—	4	—
Net cash (used in) provided by financing activities	(517)	(204)	1,353	(565)
Net increase in cash, cash equivalents and restricted cash	60	43	25	377
Cash, cash equivalents and restricted cash at beginning of period	682	703	717	369
Cash, cash equivalents and restricted cash at end of period	$742	$746	$742	$746

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

Effective the beginning of fiscal 2020, certain contracts were reassigned from the Civil reportable segment to the Defense Solutions reportable segment to better align operations within the reportable segments to the customers they serve. Prior year segment results have been recast to reflect this change. Additionally, the results of Dynetics and the SD&A Businesses were included within the Defense Solutions and Civil reportable segments, respectively.
The segment information for the periods presented was as follows:

	Three Months Ended				Nine Months Ended
	October 2, 2020	September 27, 2019	Dollar change	Percent change	October 2, 2020	September 27, 2019	Dollar change	Percent change
Revenues:
Defense Solutions	$1,951	$1,594	$357	22.4%	$5,413	$4,645	$768	16.5%
Civil	771	733	38	5.2%	2,183	2,023	160	7.9%
Health	520	508	12	2.4%	1,449	1,472	(23)	(1.6)%
Total	$3,242	$2,835	$407	14.4%	$9,045	$8,140	$905	11.1%

Operating income (loss):
Defense Solutions	$145	$107	$38	35.5%	$359	$324	$35	10.8%
Civil	54	43	11	25.6%	191	157	34	21.7%
Health	75	63	12	19.0%	149	169	(20)	(11.8)%
Corporate	(16)	36	(52)	NM	—	1	(1)	NM
Total	$258	$249	$9	3.6%	$699	$651	$48	7.4%

Operating income margin:
Defense Solutions	7.4%	6.7%			6.6%	7.0%
Civil	7.0%	5.9%			8.7%	7.8%
Health	14.4%	12.4%			10.3%	11.5%
Total	8.0%	8.8%			7.7%	8.0%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	October 2, 2020	January 3, 2020
Defense Solutions(1):
Funded backlog	$4,115	$3,063
Negotiated unfunded backlog	13,746	11,974
Total Defense Solutions backlog	$17,861	$15,037
Civil(1):
Funded backlog	$1,521	$1,267
Negotiated unfunded backlog	7,028	2,978
Total Civil backlog	$8,549	$4,245
Health:
Funded backlog	$1,208	$1,083
Negotiated unfunded backlog	4,101	3,725
Total Health backlog	$5,309	$4,808
Total:
Funded backlog	$6,844	$5,413
Negotiated unfunded backlog	24,875	18,677
Total backlog	$31,719	$24,090
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.
The change in backlog for the Defense Solutions and Civil reportable segments reflect $1,632 million and $574 million, respectively, of backlog acquired as a result of the acquisitions of Dynetics and the SD&A Businesses, respectively.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Amortization of equity method investment – Represents the amortization of the fair value of the acquired equity method investment.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with the Company's acquisitions of Dynetics and the SD&A Businesses.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs related to the termination of credit agreements entered into in August 2016 as a result of the debt modification.
•Asset impairment charges – Represents impairments of long-lived tangible assets.
•Gain on sale of business – Represents the net gain on sale of businesses.
•Other tax adjustments – Represents discrete tax items.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Operating income	$258	$5	$59	$2	$324
Non-operating expense, net	(44)	—	—	—	(44)
Income before income taxes	214	5	59	2	280
Income tax expense(1)	(51)	(1)	(15)	(1)	(68)
Net income attributable to Leidos common stockholders	$163	$4	$44	$1	$212

Diluted EPS attributable to Leidos common stockholders	$1.13	$0.03	$0.30	$0.01	$1.47
Diluted shares	144	144	144	144	144

	Three Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$214	$5	$59	$2	$280
Depreciation expense	22	—	—	—	22
Amortization of intangibles	60	—	(59)	—	1
Amortization of equity method investment	2	—	—	(2)	—
Interest expense, net	44	—	—	—	44
EBITDA	$342	$5	$—	$—	$347
EBITDA margin	10.5%				10.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended September 27, 2019
	As reported	Amortization of acquired intangibles	Amortization of equity method investment	Other tax adjustments	Non-GAAP results
Operating income	$249	$43	$3	$—	$295
Non-operating expense, net	(35)	—	—	—	(35)
Income before income taxes	214	43	3	—	260
Income tax (expense) benefit(1)	(52)	(10)	(1)	1	(62)
Net income	162	33	2	1	198
Less: net income attributable to non-controlling interest	1	—	—	—	1
Net income attributable to Leidos common stockholders	$161	$33	$2	$1	$197

Diluted EPS attributable to Leidos common stockholders	$1.11	$0.23	$0.01	$0.01	$1.36
Diluted shares	145	145	145	145	145

	Three Months Ended September 27, 2019
	As reported	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP results
Income before income taxes	$214	$43	$3	$260
Depreciation expense	16	—	—	16
Amortization of intangibles	43	(43)	—	—
Amortization of equity method investment	3	—	(3)	—
Interest expense, net	28	—	—	28
EBITDA	$304	$—	$—	$304
EBITDA margin	10.7%			10.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$699	$33	$152	$2	$—	$—	$11	$897
Non-operating expense, net	(163)	—	—	—	5	31	—	(127)
Income before income taxes	536	33	152	2	5	31	11	770
Income tax expense(1)	(104)	(8)	(38)	(1)	(1)	(8)	(3)	(163)
Net income	432	25	114	1	4	23	8	607
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$431	$25	$114	$1	$4	$23	$8	$606

Diluted EPS attributable to Leidos common stockholders	$2.99	$0.17	$0.79	$0.01	$0.03	$0.16	$0.06	$4.21
Diluted shares	144	144	144	144	144	144	144	144

	Nine Months Ended October 2, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Income before income taxes	$536	$33	$152	$2	$5	$31	$11	$770
Depreciation expense	60	—	—	—	—	—	—	60
Amortization of intangibles	154	—	(152)	—	—	—	—	2
Amortization of equity method investment	2	—	—	(2)	—	—	—	—
Interest expense, net	133	—	—	—	(5)	—	—	128
EBITDA	$885	$33	$—	$—	$—	$31	$11	$960
EBITDA margin	9.8%							10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 27, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$651	$3	$128	$8	$—	$—	$790
Non-operating expense, net	(12)	—	—	—	(87)	—	(99)
Income before income taxes	639	3	128	8	(87)	—	691
Income tax (expense) benefit(1)	(150)	(1)	(32)	(2)	22	8	(155)
Net income	489	2	96	6	(65)	8	536
Less: net income attributable to non-controlling interest	3	—	—	—	—	—	3
Net income attributable to Leidos common stockholders	$486	$2	$96	$6	$(65)	$8	$533

Diluted EPS attributable to Leidos common stockholders	$3.33	$0.01	$0.66	$0.04	$(0.45)	$0.06	$3.65
Diluted shares	146	146	146	146	146	146	146

	Nine Months Ended September 27, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Non-GAAP results
Income before income taxes	$639	$3	$128	$8	$(87)	$691
Depreciation expense	45	—	—	—	—	45
Amortization of intangibles	129	—	(128)	—	—	1
Amortization of equity method investment	8	—	—	(8)	—	—
Interest expense, net	99	—	—	—	—	99
EBITDA	$920	$3	$—	$—	$(87)	$836
EBITDA margin	11.3%					10.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended October 2, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$145	$2	$24	$—	$171	8.8%
Civil	54	—	25	2	81	10.5%
Health	75	—	10	—	85	16.3%
Corporate	(16)	3	—	—	(13)	NM
Total	$258	$5	$59	$2	$324	10.0%

	Three Months Ended September 27, 2019
	Operating income	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions(1)	$107	$16	$—	$123	7.7%
Civil(1)	43	15	3	61	8.3%
Health	63	12	—	75	14.8%
Corporate	36	—	—	36	NM
Total	$249	$43	$3	$295	10.4%

	Nine Months Ended October 2, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$359	$3	$68	$—	$—	$430	7.9%
Civil	191	1	56	2	—	250	11.5%
Health	149	—	28	—	11	188	13.0%
Corporate	—	29	—	—	—	29	NM
Total	$699	$33	$152	$2	$11	$897	9.9%

	Nine Months Ended September 27, 2019
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions(1)	$324	$—	$48	$—	$372	8.0%
Civil(1)	157	—	47	8	212	10.5%
Health	169	—	33	—	202	13.7%
Corporate	1	3	—	—	4	NM
Total	$651	$3	$128	$8	$790	9.7%
NM - Not Meaningful
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.